UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 17, 2009
American Airlines, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-2691	13-1502798

(State of Incorporation)	( Commission File Number)	(IRS Employer Identification No.)
4333 Amon Carter Blvd. Fort Worth, Texas       76155
(Address of principal executive offices)   (Zip Code)
(817) 963-1234
(Registrant’s telephone number)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS
On July 31, 2009, American Airlines, Inc. (“American”) issued $276,400,000 aggregate principal amount of its 13.0% 2009-2 Secured Notes due 2016 (the “Notes”). The Notes were offered and sold in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). In connection with the issuance of the Notes, American entered into a registration rights agreement, dated July 31, 2009 (the “Registration Rights Agreement”), with Morgan Stanley & Co. Incorporated in its capacity as representative of the several initial purchasers of the Notes. In the Registration Rights Agreement, American agreed, among other things, to use its reasonable best efforts (i) either to consummate an exchange offer (the “Exchange Offer”) for the Notes pursuant to an effective registration statement, or to cause resales of the Notes to be registered under the Securities Act, in either case by December 31, 2009 (the “Registration Condition”), and (ii) to have the Notes rated by each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), on or prior to December 31, 2009 (the “Rating Condition”). American completed the Exchange Offer on December 16, 2009. The Registration Rights Agreement provided that if either the Registration Condition or the Rating Condition were not satisfied on or before December 31, 2009, the interest rate on the Notes would increase by 1.00% per annum effective as of January 1, 2010.
Pursuant to Section 6(c) of the Registration Rights Agreement, American hereby notifies the holders of the Notes that (i) it has consummated the Exchange Offer and (ii) the Notes have been rated “B1” by Moody’s and “B+” by S&P. Accordingly, the Registration Condition and the Rating Condition have been satisfied and the interest rate on the Notes will not be increased pursuant to the Registration Rights Agreement as described above.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Airlines, Inc.
/s/ Kenneth W. Wimberly
Kenneth W. Wimberly
Corporate Secretary

Dated: December 17, 2009